Exhibit 3.3

State of Delaware Secretary of State Division of Corporations Delivered 01:35 PM 07/31/2015 FILED 01:37 PM 07/31/2015 SRV 151120026 – 2160417 FILE

ATTITUDE DRINKS INCORPORATED

CERTIFICATE OF DESIGNATIONS, PREFERENCES, AND RIGHTS OF

SERIES C CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

The undersigned, as a person duly authorized to execute this Certificate of Designations, Preferences, and Rights (this “Certificate”) for and on behalf of ATTITUDE DRINKS INCORPORATED, a Delaware corporation (the “Corporation”), does hereby certify that, pursuant to the authority conferred upon the Board of Directors (the “Board” of the Corporation by Article Fourth of the Corporation’s Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board has adopted the following resolution creating a series of the Corporation’s Preferred Stock, par value $0.00001 per share (“Preferred Stock”), designated as Series C Convertible Preferred Stock:

RESOLVED, that a series of the class of authorized Preferred Stock, par value $0.00001 per share, to be known as “Series C Convertible Preferred Stock” of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows (all capitalized terms not otherwise defined herein shall have the meanings set forth in Section 2 below):

1.            Designation and Amount; Par Value. Of the 20,000,000 authorized shares of Preferred Stock, par value $0.00001 per share of the Corporation, 100,000 shares shall be designated as “Series C Convertible Preferred Stock” (the “Series C Convertible Preferred Stock”), provided, that, subject to the requirements of the DGCL and Section 7 hereof, the number of shares designated as Series C Convertible Preferred Stock may be increased or decreased by the Board, provided further, that, no such decrease shall reduce the number of such shares below the number then outstanding or reserved for issuance. The following is a statement of the preferences, limitations, and relative rights of the Series C Convertible Preferred Stock.

2.            Definitions. Capitalized terms used herein and not otherwise defined shall have the following meanings:

“Annual Dividend Amount” shall mean six percent (6%) percent of the Stated Value of a share of the Series C Convertible Preferred Stock per annum.

“Asset Sale” shall mean any sale or transfer of all or substantially all of the assets of the Corporation (measured either by book value in accordance with generally accepted accounting principles consistently applied or by Fair Market Value) in any transaction or series of transactions.

“Board” shall have the meaning specified in the first paragraph of this Certificate.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks located in New York City are required or authorized by law to close.

“Buy-In” shall have the meaning given to it in Section 6(b)(ii).

“Certificate” shall have the meaning specified in the first paragraph of this Certificate.

“Common Stock” shall mean the common stock, par value $0.00001 per share, of the Corporation.

“Conversion” shall have the meaning given it in Section 6(a).

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“Conversion Price” shall mean 50% discount to the lowest closing price for the previous 30 trading days, but in no event more than $.0002, per share of Common Stock, as adjusted from time to time pursuant to Section 6.

“Corporation” shall have the meaning set forth in the first paragraph of this Certificate.

“Delivery Date” shall have the meaning set forth in Section 6(b)(ii).

“DGCL” shall have the meaning set forth in the first paragraph of this Certificate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Stock” shall mean (i) the issuance or sale of options to purchase shares of Common Stock pursuant to a stock option or equity incentive plan approved by the Board, or the issuance or sale of any shares of Common Stock upon the exercise of any such options, (ii) shares of Common Stock issued upon conversion of shares of any of the Series C Convertible Preferred Stock, (iii) securities issued in connection with any underwritten primary public offering of the Corporation’s securities pursuant to a registration statement declared effective by the Securities and Exchange Commission, (iv) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities outstanding as of the date of this Certificate or the conversion or exercise of the securities underlying convertible or exercisable securities outstanding as of the date of this Certificate (as adjusted for recapitalizations, stock splits and the like), (v) the issuance of securities as consideration for a bona fide business acquisition of or by the Corporation whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, which involves a third party which is not affiliated with the Corporation or its current stockholders or in a strategic alliance or as equity kickers in lease and financing transactions, the primary purpose of which is not to raise equity capital; or (vi) in the case of (i) through (v) any additional shares of Common Stock as may be issued by virtue of anti-dilution provisions, if any, applicable to such options or securities.

“Fair Market Value” as of any date of determination with respect to any shares of capital stock of the Corporation shall be determined as follows: (i) the closing price for such shares for each day shall be the last reported sale price or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, in either case on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such shares are listed or admitted to trading, or (ii) if they are not listed or admitted to trading on any such exchange, the closing sale price (or the average of the quoted closing bid and asked prices if no sale is reported) on such day as reported on the Nasdaq Stock Market, or any comparable system, or (iii) if such shares are not quoted on the Nasdaq Stock Market or any comparable system, the average of the closing bid and asked prices on such day as furnished by the principal market maker in such shares who is a member of the National Association of Securities Dealers, Inc., or (iv) if there is no such market maker, then the value shall be reasonably determined by the Board, but such price so determined shall not exceed $0.0001.

“Liquidation Preference Payment” shall have the meaning set forth in Section 4(a).

“Original Issue Date” means the first date shares of the Series C Convertible Preferred Stock are issued by the Corporation.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Redemption Date” shall have the meaning set forth in Section 8(a).

“Redemption Notice” shall have the meaning set forth in Section 8(a).

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“Redemption Triggering Event” shall mean (i) the institution against the Corporation of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within thirty (30) days of filing or (ii) the institution by the Corporation of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally or the making by the Corporation of a composition or an assignment or trust mortgage for the benefit of auditors.

“Series C Convertible Preferred Stock” shall have the meaning set forth in Section 1.

“Series C Preferred Majority” shall mean, as of any date of determination, the holders of more than fifty one percent (51%), in the aggregate, of the then outstanding shares of Series C Convertible Preferred Stock.

“Stated Value” shall mean $1,000.00 per share, as adjusted for any combinations or splits with respect to the Series C Convertible Preferred Stock shares that occur after the Original Issue Date.

“Written Notice” means (a) notice, requests and other communications given by or to the Corporation in writing and (b) either: (i) delivered by hand, (ii) made by telecopy or facsimile transmission, (iii) sent by overnight courier, (iv) delivered via electronic mail or as an attachment to electronic mail, or (v) sent by registered mail, postage prepaid, return receipt requested. Written Notices shall be deemed to have been given (i) by hand, at the time of delivery thereof to the receiving party (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, (iv) if sent by electronic mail, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, or (v) if sent by registered mail, on the third business day following the day such mailing is made.

3.            Dividends.

(a)                 Each holder of a share of Series C Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board out of funds of the Corporation legally available therefor, if applicable, the Annual Dividend Amount per share of Series C Convertible Preferred Stock payable, at the option of the Corporation, (i) through the issuance of freely-tradable shares of Common Stock, subject to the limitations set forth in Section 6(c) hereof, (ii) in cash, or (iii) in a combination thereof. Such dividends shall be cumulative and shall accrue (whether or not earned or declared, whether or not there are funds legally available for the payment thereof and whether or not restricted by the terms of any of the Corporation’s indebtedness outstanding at any time) from the date such shares are issued by the Corporation and shall be payable semi-annually in arrears on January 1 and July 1 of each year (each a “Dividend Payment Date”) commencing, January 1, 2016.

(b)                 The dividend payment period for any dividend payable on a Dividend Payment date shall be the period beginning on the immediately preceding Dividend Payment date (or on the issue date in the case of the first dividend payment period) and ending on the day preceding such later Dividend Payment Date. If any date on which a payment of a dividend or any other amount is due in respect of Series C Convertible Preferred Stock is not a Business Day, such payment shall be made on the next day that is a Business Day.

(c)                 The amount of dividends payable per share of Series C Convertible Preferred Stock for each dividend payment period will be computed by dividing the Annual Dividend Amount by two; provided, however, that the amount of dividends payable for the first dividend payment period and for any dividend payment period shorter than a full semi-annual dividend period will be computed on the basis of a 360-day year of twelve 30-day months. No fractional shares of Series C Convertible Preferred Stock will be issued, so that the number of shares to be paid as a dividend shall be rounded to the nearest whole number of shares. All dividends paid in additional shares of Series C Convertible Preferred stock shall be deemed issued on the applicable Dividend Payment Date and will thereupon be duly authorized, validly issued, fully paid and non-assessable and free and clear of all liens, charges and other encumbrances.

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(d)                Dividends payable on any Dividend Payment Date shall be payable to the holders of record of the Series C Convertible Preferred Stock as they appear on the stock transfer books of the Corporation at the close of business on the fifteenth day of the calendar month immediately preceding the calendar month in which the related Dividend Payment Date falls, or such other date that the Board designates that is not more than 30 nor less than 10 days prior to the Dividend Payment Date. Dividends paid on the shares of Series C Convertible Preferred Stock in an amount less than accumulated and unpaid dividends payable thereon shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

(e)                 For purposes of computing the number of shares of Common Stock required to pay a dividend, the amount determined under subparagraph (c) above shall be divided by the Fair Market Value of a share of Common Stock.

4.            Liquidation Preference.

(a)                 In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency, after payment to the holders of any series of preferred stock of the Company with a superior liquidation right, each holder of Series C Convertible Preferred Stock shall be entitled to receive, prior to and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock, by reason of their respective ownership thereof, an amount equal to the aggregate Stated Value of all shares of Series C Convertible Preferred Stock held by such holder (the “Liquidation Preference Payment”). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series C Convertible Preferred Stock shall be insufficient to permit the payment in full to such holders of the Liquidation Preference Payment, then the entire assets and funds of the Corporation legally available for distribution shall be distributed to the holders of the Series C Convertible Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b)                 After payment has been made to the holders of the Series C Convertible Preferred Stock and any other class of preferred stock then outstanding of the full amounts to which they shall be entitled as provided in Section 4(a), the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of Common Stock.

(c)                 In the event of any liquidation, dissolution or winding up of the Corporation, the Corporation shall, within 10 days after the date the Board approves such action, or 10 days prior to any stockholders’ meeting called to approve such action, or 10 days after the commencement of an involuntary proceeding, whichever is earlier, give each holder of the Series C Convertible Preferred Stock Written Notice of the proposed action. Such Written Notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of the Series C Convertible Preferred Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial Written Notice shall occur, the Corporation shall promptly give Written Notice to each holder of Series C Convertible Preferred Stock of such material change.

(d)                 If an Asset Sale is proposed to occur, the Corporation shall give prompt Written Notice of such proposed Asset Sale describing in reasonable detail the material terms and proposed date of consummation thereof to each holder of Series C Convertible Preferred Stock, and the Corporation shall promptly give Written Notice to each holder of Series C Convertible Preferred Stock of any material change in the facts set forth in the initial Written Notice. Upon the election of any holder of Shares of Series C Convertible Preferred Stock delivered to the Corporation within 10 days after receipt of the Corporation’s Written Notice to the holders of Series C Convertible Preferred Stock under this Section 4, any Asset Sale shall be deemed to be a liquidation, dissolution and winding up of the Corporation for purposes of this Section 4, and such electing holder or holders of Series C Convertible Preferred Stock shall be entitled to receive in connection therewith payment from the Corporation (or the successor or purchasing entity) of the amounts payable with respect to the Series C Convertible Preferred Stock upon a liquidation, dissolution or winding up of the Corporation under this Section 4 in cancellation of their shares upon the consummation of any such transaction.

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5.            Voting Rights.

(a)           General. The Holder of shares of Series C Preferred Stock shall not have voting rights.

(b)           Waivers. Except to the extent otherwise provided in this Certificate or required by the DGCL, the Series C Preferred Majority may, via affirmative vote or written consent in lieu thereof, consent to any amendment of this Certificate, which amendment may alter, amend or otherwise waive any rights of the holders of the Series C Convertible Preferred Stock set forth in this Certificate.

6.            Conversion.

(a)           General. Each share of Series C Convertible Preferred Stock, shall, at the option of each of the holders of the Series C Convertible Preferred Stock, be converted into such number of fully paid and non-assessable shares of Common Stock determined by dividing the applicable Stated Value and accrued dividends by the applicable Conversion Price then in effect (the “Conversion”).

(b)           Mechanics of Conversion.

(i)                 Holder will give notice of its decision to exercise its right to convert its Preferred Stock, interest, or part thereof by emailing, faxing or otherwise delivering a completed Notice of Conversion (a form of which is annexed hereto Exhibit A) to the Company. Holder will not be required to surrender the Preferred Stock until the Preferred Stock has been fully converted. Each date on which a Notice of Conversion is faxed to the Company in accordance with the provisions hereof by 6 PM Eastern Time (“ET”) (or if received by the Company after 6 PM ET, then the next business day) shall be deemed a “Conversion Date.” The Company will itself or cause the Company’s transfer agent to transmit the Company’s Common Stock certificates representing the Conversion Shares issuable upon conversion of the Preferred Stock to Holder via express courier for receipt by Holder within five (5) business days after the Conversion Date (such fifth day being the “Delivery Date”). In the event the Conversion Shares are electronically transferable, then delivery of the Shares must be made by electronic transfer provided request for such electronic transfer has been made by the Holder. A Preferred Stock Certificate representing the balance of the Preferred Stock not so converted will be provided by the Company to Holder if requested by Holder, provided Holder delivers the original Preferred Stock Certificate to the Company. Upon the conversion of a Preferred Stock or part thereof, the Company shall, at its own cost and expense, take all necessary action, including obtaining and delivering an opinion of counsel to assure that the Company’s transfer agent shall issue stock certificates in the name of a Holder (or its permitted nominee) or such other persons as designated by Holder and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion. The Company warrants that no instructions other than these instructions have been or will be given to the transfer agent of the Company’s Common Stock and that the certificates representing such shares shall contain no legend other than the legend set forth in Section 4(h). If and when a Holder sells the Conversion Shares, assuming (i) a registration statement including such Conversion Shares for registration has been filed with the Commission, is effective and the prospectus, as supplemented or amended, contained therein is current and (ii) Holder or its agent confirms in writing to the transfer agent that Holder has complied with the prospectus delivery requirements, the Company will reissue the Conversion Shares without restrictive legend and the Conversion Shares will be free-trading, and freely transferable. In the event that the Conversion Shares are sold in a manner that complies with an exemption from registration, the Company will promptly instruct its counsel to issue to the transfer agent an opinion permitting removal of the legend indefinitely if such sale is intended to be made in conformity with Rule 144(b)(1)(i) of the 1933 Act, provided that Holder delivers reasonably requested representations in support of such opinion.

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(ii)                 In addition to any other rights available to Holder, if the Company fails to deliver to a Holder Conversion Shares by the Delivery Date and if after the Delivery Date Holder or a broker on Holder’s behalf purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by Holder of the Common Stock which Holder was entitled to receive upon such conversion (a “Buy-In”), then the Company shall pay to Holder (in addition to any remedies available to or elected by the Holder) the amount by which (A) Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate principal and/or interest amount of the Preferred Stock for which such conversion request was not timely honored together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 of Preferred Stock principal and/or interest, the Company shall be required to pay Holder $1,000 plus interest. Holder shall provide the Company written notice and evidence indicating the amounts payable to Holder in respect of the Buy-In.

(iii)                 The Company understands that a delay in the delivery of the Conversion Shares in the form required pursuant to Section 6 (b) hereof later than the Delivery Date could result in economic loss to the Holder. As compensation to Holder for such loss, the Company agrees to pay (as liquidated damages and not as a penalty) to each applicable Holder for late issuance of Conversion Shares in the form required pursuant to Section 6 (b) hereof upon Conversion of the Preferred Stock, the amount of $100 per business day after the Delivery Date for each $10,000 of Preferred Stock stated value and dividends (and proportionately for other amounts) being converted of the corresponding Conversion Shares which are not timely delivered. The Company shall pay any payments incurred under this Section upon demand. Furthermore, in addition to any other remedies which may be available to the Holder, in the event that the Company fails for any reason to effect delivery of the Conversion Shares on or before the Delivery Date, the Holder will be entitled to revoke all or part of the relevant Notice of Conversion by delivery of a notice to such effect to the Company whereupon the Company and Holder shall each be restored to their respective positions immediately prior to the delivery of such notice, except that the damages payable in connection with the Company’s default shall be payable through the date notice of revocation or rescission is given to the Company.

(c)           Certain Conversion Restrictions. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by a holder of Series C Convertible Preferred Stock upon any Conversion or dividend payment hereunder shall be limited to the extent necessary to insure that, following such Conversion or dividend payment, as the case may be, the total number of shares of Common Stock then beneficially owned by such holder and its affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with such holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 9.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion or dividend payment). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. This provision shall not restrict the number of shares of Common Stock which a holder of Series C Convertible Preferred Stock may receive or beneficially own in order to determine the amount of securities or other consideration that such holder may receive in the event of the occurrence of any transaction described in Sections 6(d), (e) and (f). No holder of ay Series C Convertible Preferred Stock shall be deemed a holder of the Company’s common stock as a result of such holder’s ownership of Series C Convertible Preferred Stock until such holder converts such Series C Convertible Preferred Stock into shares of the Company’s common stock.

(d)           Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by any subdivision, combination of shares or recapitalization, stock dividends, stock splits or otherwise) into a greater number of shares of Common Stock, the Conversion Price then in effect for Series C Convertible Preferred Stock shall, concurrently with the effectiveness of such subdivision, be proportionately decreased based on the ratio of (A) the total number of shares of Common Stock outstanding immediately prior to such subdivision to (B) the total number of shares of Common Stock outstanding immediately after such subdivision. In the event the outstanding shares of Common Stock shall be combined or consolidated by reclassification or otherwise into a lesser number of shares of Common Stock, the Conversion Price then in effect for any series of Series C Convertible Preferred Stock shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased on the same basis.

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(e)           Adjustments for Recapitalization, Reclassification, Exchange and Substitution. If at any time or from time to time the Common Stock issuable upon conversion of the Series C Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by recapitalization, capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 6(d) above or pursuant to a merger or sale of assets transaction provided for in Section 6(f)), then, concurrently with the effectiveness of such recapitalization, reorganization or reclassification, the shares of Series C Convertible Preferred Stock shall thereafter be convertible into, in lieu of the number of shares of Common Stock which the holders thereof would have been entitled to receive prior to such recapitalization, reorganization or reclassification, a number of shares of such other class or classes of stock equivalent to the number of shares of such other class or classes of stock that a holder of the number of shares of Common Stock into which shares of the Series C Convertible Preferred Stock would have been converted immediately before such recapitalization, reorganization or reclassification would have received in connection with such recapitalization, reorganization or reclassification. In addition, to the extent applicable in any reorganization or recapitalization, provision shall be made so that the holders of shares of the Series C Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of such shares the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of the number of shares of Common Stock deliverable upon conversion of shares of the Series C Convertible Preferred Stock immediately prior to such recapitalization or reorganization would have been entitled on such reorganization or recapitalization.

(f)            Adjustments for Merger or Asset Sale. At any time, in case of (i) any consolidation or merger of the Corporation with or into another Corporation or corporations, or (ii) an Asset Sale (but not including a transfer or lease by pledge or mortgage to a bona fide lender), each share of Series C Convertible Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares-of Common Stock deliverable upon conversion of such share of Series C Convertible Preferred Stock would have been entitled upon the record date of (or date of, if no record date is fixed) such consolidation, merger or Asset Sale, and, in any case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the holders of the Series C Convertible Preferred Stock, with the result that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of the Series C Convertible Preferred Stock.

(g)           Certain Anti-Dilution Adjustments. If the Corporation shall, at any time or from time to time after the date of issuance of the Series C Convertible Preferred Stock, issue any shares of its capital stock, other than (i) issuances covered by Sections 6(d), (e) and (f) above or (ii) Excluded Stock, without consideration or for a consideration per share less than the applicable Conversion Price, then with respect to any such issuance, the applicable Conversion Price as in effect immediately prior to each such issuance shall forthwith be lowered to a price equal to the issuance, conversion, exchange or exercise price, as applicable, of any such securities so issued. Common Stock issued or issuable by the Company for no consideration or for consideration that cannot be determined at the time of issue will be deemed issuable or to have been issued for $0.001 per share of Common Stock. For purposes of the issuance and adjustments described in this paragraph, the issuance of any security of the Company carrying the right to convert such security into shares of Common Stock or any warrant, right or option to purchase Common Stock shall result in the issuance of the additional shares of Common Stock upon the sooner of the agreement to or actual issuance of such convertible security, warrant, right or options and again at any time upon any subsequent issuances of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the Conversion Price in effect upon such issuance.

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(h)           No Impairment. The Corporation shall not, by amendment of this Certificate, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Certificate by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Certificate and in the taking of all such action as may be necessary or appropriate in order to protect the conversion and other rights of the holders of the Series C Convertible Preferred Stock against impairment.

(i)            No Reissuance of Converted Shares. Upon conversion of any of the then outstanding shares of Series C Convertible Preferred Stock pursuant to this Certificate, such converted shares of Series C Convertible Preferred Stock shall be cancelled and retired and not be reissued, and the Corporation shall, from time to time, take such appropriate action as may be necessary to reduce the authorized number of shares of Series C Convertible Preferred Stock as appropriate.

(j)            Taxes. The Corporation shall pay any and all issue, stamp and other taxes that may be payable in respect of any conversion of Series C Convertible Preferred Stock pursuant to this Section 6(j). The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate of Common Stock in a name other than the registered holder of the shares of Series C Convertible Preferred Stock so converted, and the Corporation shall not be required to issue or deliver any such certificate of Common Stock unless and until the holder converting such Series C Convertible Preferred Stock requesting the issue thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(k)           Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares the Series C Convertible Preferred Stock which is convertible by its terms, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Convertible Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series C Convertible Preferred Stock which is convertible by its terms, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

(l)            Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of Series C Convertible Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series C Convertible Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any-fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal the Fair Market Value of such fraction on the date of conversion.

7.         Covenants of the Corporation. Unless otherwise waived in accordance with the provisions of this Certificate, the Corporation shall not, without the written consent of a Series C Preferred Majority, authorize or issue any shares of capital stock of the Corporation which would be senior or superior to or rank on parity with the Series C Convertible Preferred Stock as to liquidation preferences, or create any obligation or security convertible into or exercisable or exchangeable for, or having rights to purchase, any such capital stock. The Corporation shall give thirty (30) days prior Written Notice to all Holders of any transaction described in this Section 7 for which consent of the Series C Preferred Majority is required; provided that any such thirty (30) day period may be shortened or waived upon the written consent of the Series C Preferred Majority. The failure of a Series C Preferred Majority to object in writing to the Corporation to such action within twenty (20) days of the date of such notice shall constitute the written consent of such action by a Series C Preferred Majority under this Section 7.

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8.         Miscellaneous

a)            Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by email to roy@attitudedrinks.com, facsimile to (561) 799-5039,, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at: 712 U.S. Highway 1, Suite #200, North Palm Beach, Florida 33408, Attn: Roy Warren, Chief Executive Officer or such other email address, facsimile number or street address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 8. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by email, facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the email address, facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email to the email address set forth in this Section or by facsimile to the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via email to the email address set forth in this Section or via facsimile to the facsimile number set forth in this Section on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (iii) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)            Lost or Mutilated Preferred Stock Certificate. If a Holder’s Series C Convertible Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series C Convertible Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

c)            Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

d)            Headings. The headings contained herein are for convenience only, do not constitute a part of these Articles of Incorporation and shall not be deemed to limit or affect any of the provisions hereof.

e)            Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

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f)             Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

g)            Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

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IN WITNESS WHEREOF, said ATTITUDE DRINKS INCORPORATED has caused this Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock to be duly executed by its Chairman and CEO this 7th day of August, 2015.

ATTITUDE DRINKS INCORPORATED

By:	/s/ Roy G. Warren
Name: Roy G. Warren
Title: Chairman and CEO

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EXHIBIT A

NOTICE OF CONVERSION

(To Be Executed By the Registered Holder in Order to Convert the Series C Convertible Preferred Stock of Attitude Drinks Incorporated)

The undersigned hereby irrevocably elects to convert $______________ of the Stated Value of the above Series C Convertible Preferred Stock into shares of Common Stock of Attitude Drinks Incorporated. (the “Corporation”) according to the conditions hereof, as of the date written below.

Date of Conversion:

Applicable Conversion Price Per Share:

Number of Common Shares Issuable Upon This Conversion:

Select one:

☐   A Series C Convertible Preferred Stock certificate is being delivered herewith. The unconverted portion of such certificate should be reissued and delivered to the undersigned.

☐   A Series C Convertible Preferred Stock certificate is not being delivered to Attitude Drinks Incorporated.

Signature:

Print Name:

Address:

Deliveries Pursuant to this Notice of Conversion Should Be Made to:

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